                                                                EXHIBIT 99(b)(1)

                           [COMERICA BANK LETTERHEAD]



                                  July 2, 1999



Saturn Electronics & Engineering, Inc.
255 Rex Boulevard
Auburn Hills, Michigan 48326

Ladies and Gentlemen:

         We are pleased to advise that, subject to the terms and conditions set forth in this commitment letter ("Commitment"), Comerica Bank ("Comerica") agrees to provide Saturn Electronics & Engineering, Inc. and/or any of its subsidiaries (the "Company") with financing (the "Financing") in the aggregate principal amount of up to One Hundred Twenty-Five Million Dollars ($125,000,000). The Financing will consist of a revolving credit facility, which will include a $3,000,000 swingline and $5,000,000 in Letter of Credit availability.

         Comerica will also act as Structuring, Documentation Agent and Administrative Agent for the Financing (in such capacity, "Agent"), with customary rights and responsibilities to be set forth in the applicable loan documentation. No other agents shall be appointed without Comerica's approval.

         Capitalized terms used in this Commitment, and not otherwise defined in the body of this letter, shall have the meanings given them in the Summary of Terms and Conditions dated July 1, 1999 attached to this Commitment as Exhibit A ("Summary of Terms and Conditions").

         I.       SPECIFIC TERMS AND CONDITIONS OF THE FINANCING.

                  The specific terms and conditions of the Financing, including without limitation, the description and purpose of each facility, the facility amounts, the maturity dates, the applicable interest rates, amortization, affirmative and negative covenants and the required loan and collateral documentation and other terms and conditions, are set forth in the Summary of Terms and Conditions.

Saturn Electronics & Engineering, Inc.
July 2, 1999
Page 2


         II.      CONDITIONS TO FINANCING.

                  The willingness of Comerica to provide the Financing and the closing of the Financing is subject to the satisfaction by the Company and its subsidiaries or affiliates, on or before the date of closing under this Commitment ("Closing"), of the following additional conditions:

         A. Execution of Loan Documents: The negotiation, execution and delivery of a loan agreement, promissory notes, guaranties, security agreements, stock pledges, mortgages and collateral and other documentation reasonably satisfactory to Comerica and its counsel, containing, subject to the Summary of Terms and Conditions, customary conditions, covenants, warranties, remedies and other provisions including, without limitation, the conditions, covenants, warranties and provisions described herein and in the Summary of Terms and Conditions;

         B. Acquisition: Comerica's receipt of satisfactory evidence confirming the completion of a successful tender offer by a subsidiary of Company for the voting securities of Smartflex Systems, Inc. ("Target") and the acceptance of such tender offer by the holders of a majority of such outstanding voting securities (or such greater amount as may be required by the constituent documents of the Target to approve the merger of such subsidiary with the Target), prior to or concurrently with the Closing on terms consistent with the Summary of Terms and Conditions and the materials provided to Comerica by the Company prior to the date hereof, and otherwise satisfactory to Comerica, in its reasonable discretion;

         C. Other Closing Documents: Comerica's receipt of satisfactory evidence of (1) all governmental, third party and/or other approvals, permits, registrations and the like, necessary or appropriate in connection with the Financing or any transaction contemplated thereby, (2) the corporate approvals by the Company and its subsidiaries or affiliates, as applicable, of the loan agreement, guaranties and other loan and collateral documents, instruments and transactions contemplated hereby, (3) customary opinions of legal counsel for Company, covering such matters as reasonably required by, and otherwise in form and content satisfactory to, Comerica and its counsel, and (4) such additional information, audits, reports and other requirements requested by Comerica as a result of its continuing due diligence (which is ongoing);

         D. Material Adverse Change: There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results or operations of either Company and its subsidiaries or the Target from the condition shown in the financial

Saturn Electronics & Engineering, Inc.
July 2, 1999
Page 3


information delivered to Comerica prior to the date hereof; nor shall any omission, inconsistency, inaccuracy, or any change in presentation or accounting standards which renders such financial statements materially misleading have been determined by Comerica to exist;

         E. Payment of Fees and Expenses: Company shall have paid to Comerica all fees and expenses required to be paid on or before the Closing under the terms of this Commitment or any separate fee letter ("Fee Letter") in effect between Company and Comerica, from time to time;

         F. Material Changes in Markets: There shall not have occurred after the date of this Commitment a material adverse change in the market for syndicated bank credit facilities, subordinated debt or junior capital, or a material disruption of, or a material adverse change in, financial, banking or capital market conditions (domestic or foreign), in each case as determined by Comerica in its sole discretion.

         III.     SYNDICATION.

         A. Right to Syndicate; Company Obligations. Comerica reserves the right, before or after the closing under this Commitment, to syndicate the Financing by allocating or assigning percentages of the Financing (including its rights and obligations under this Commitment) thereof to other banks or financial institutions (collectively, with Comerica, the "Banks") selected by Comerica and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company agrees to exercise good faith, diligent efforts to cooperate with Comerica in such syndication efforts (and to cause the Target to do so), including without limitation providing financial and other information to prospective Banks, responding to inquiries and other requests received from prospective Banks, providing assistance in the preparation of a confidential information memorandum and other syndication materials, and hosting, with Comerica, of one or more meetings with prospective lenders. You further agree to refrain from engaging in any additional or other financings for the acquisition (except as described in this letter or in the Summary of Terms and Conditions) during such syndication process unless otherwise agreed to by Comerica.

         B. Control of Syndication. It is understood and agreed that Comerica, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed lenders and any titles offered to proposed lenders, when commitments will be accepted and the final allocations of the commitments among the lenders. It is understood that no other lender participating in the Financing will receive compensation from you outside the terms of this letter in order to obtain its commitment. It is also understood

Saturn Electronics & Engineering, Inc.
July 2, 1999
Page 4


and agreed that the amount and distribution of the fees among the lenders will be at the sole discretion of Comerica and that any syndication prior to execution of definitive documentation will reduce the commitment of Comerica.

         C. Successful Syndication. Comerica shall be entitled, after consultation with you, to change the pricing, terms and/or structure of the Financing if Comerica determines, in its reasonable discretion, that such changes are necessary or advisable to insure a successful syndication of the Financing; provided, however, that the total amount of the Financing remains unchanged. It is understood that Comerica's commitment hereunder is expressly subject to the agreements in this paragraph.

         D. Reliance on Financial Information. Company hereby represents and warrants that (a) all information other than the preliminary or final projections (the "Information") that has been or will be made available to Comerica by Company or any of its representatives, with respect to Information furnished to Comerica prior to the date of commencement of the syndication of the Financing, as supplemented from time to time prior to such date, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the projections that have been or will be made available to Comerica by the Company or any of its representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable. It is understood that, in arranging and syndicating the financing, Comerica may use and rely on the Information and such Projections without independent verification.

         IV.      GENERAL.

         A. Comerica's Fees and Expenses: Whether or not the Closing of the Financing occurs under this Commitment, Company shall pay to Comerica, in addition to the fees required under any Fee Letter in effect from time to time, all of Comerica's reasonable costs and expenses, including, by way of description and not limitation, reasonable attorney fees and advances, appraisal and accounting fees, lien search fees, environmental audit fees, and required travel costs, incurred by Comerica in connection with this Commitment, and the negotiation, consummation and/or closing of the loans contemplated hereby.

         B. Indemnification. Company agrees to indemnify and hold Comerica, and its shareholders, directors, agents, officers, employees, attorneys, subsidiaries and affiliates,

Saturn Electronics & Engineering, Inc.
July 2, 1999
Page 5


harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses (including reasonable attorneys fees) incurred, suffered, sustained or required to be paid by reason of or resulting from the transactions contemplated hereby or which otherwise result from the Financing, other than as a result of Comerica's gross negligence or willful or wanton misconduct.

         C. Non-assignability; Termination. This Commitment is provided for the sole benefit of the Company, is not intended to create any rights in favor of and may not be relied upon by any third party, and shall not be transferable or assignable by the Company by operation of law, or otherwise, and may be terminated at the option of Comerica if the Company shall fail to comply with any of the terms and conditions hereof, or in the event at any time prior to the Closing of the Financing of a filing by or against the Company or the Target or any of its subsidiaries or affiliates, of a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or custodian or the making by the Company or any of its subsidiaries or affiliates, of an assignment for the benefit of creditors or the filing of a petition for arrangement, or other similar proceedings.

         D. No Effect on Loan Documents. Until the Closing hereunder, this Commitment shall not amend, modify or otherwise affect, in any manner whatsoever, any existing loan agreements, loan documents, any existing credit facilities provided by Comerica (with or without any other party) to the Company (or any of its subsidiaries or affiliates), or any loan, collateral or other document or instrument executed in connection therewith.

         E. Entire Agreement: Amendment. This Commitment (including the Summary of Terms and Conditions) and the Fee Letter contain the entire agreement of Comerica as of the date hereof with respect to the Financing and are not subject to or supplemented by any previous correspondence or communications (verbal or written) between the Company and Comerica or any other document not expressly referenced herein. No change in this Commitment shall be binding upon the parties unless expressed in writing and signed by them. The provisions of Sections IV.A, B. and G. shall survive the expiration or other termination of this Commitment.

         F. Closing. Closing on the Financing must occur on or before September 1, 1999 (the "Required Consummation Date"). If not closed on or before the Required Consummation Date, this Commitment shall elapse and Comerica shall have no further obligation to provide its portion of the Financing under this Commitment or any other obligation.

Saturn Electronics & Engineering, Inc.
July 2, 1999
Page 6


         G. Nondisclosure. You are not authorized to show or circulate this letter to any other person or entity (other than your legal and financial advisors in connection with your evaluation thereof) until such time as you have accepted this letter as provided in the immediately succeeding paragraph at which time you may show a copy of this letter and the Summary of Terms and Conditions (but not the Fee Letter) to the Target and its respective legal and financial advisors in connection with your proposal for the acquisition contemplated hereby (except that, notwithstanding the foregoing, you may make such public disclosures, as, and to the extent, you are required by law, in the opinion of your counsel, to make). If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned.

         H. Acceptance. This Commitment, if accepted by or for the benefit of the Company, must be accepted in its entirety and without modification, and may be accepted only by its return of a copy of this letter duly executed as set forth below. If not so accepted and returned on or before Comerica's close of business on July 15, 1999, this Commitment and the offer to provide Financing contained herein shall be deemed withdrawn and of no further force and effect, and Comerica shall have no obligations whatsoever to provide the Financing set forth herein.


                                        COMERICA BANK


                                        By:  /s/  David B.
                                           ---------------------------------

                                        Its: First Vice President
                                           ---------------------------------


ACCEPTED AND AGREED on July 6 1999:

SATURN ELECTRONICS & ENGINEERING, INC.


By:  /s/ W. Tsuha
   ---------------------------------
Its: President
   ---------------------------------

CONFIDENTIAL                              SATURN ELECTRONICS & ENGINEERING, INC.

================================================================================

                         SUMMARY OF TERMS AND CONDITIONS
                        $125,000,000 CREDIT FACILITY FOR
                     SATURN ELECTRONICS & ENGINEERING, INC.
                                  JULY 2, 1999

I.       GENERAL PROVISIONS.
AGENT AND ARRANGER:                 Comerica Bank ("Comerica" or "Agent"), to be Structuring, Documentation, and
                                    Administrative Agent.

PROPOSED
  INITIAL COMMITMENT:               Comerica Bank  to underwrite as Agent a $125,000,000 Secured Revolving Credit
                                    Facility.

LENDERS' MINIMUM
 COMMITMENT AMOUNT:                 $10,000,000

SYNDICATION, UPFRONT AND
  ADMINISTRATIVE AGENT FEE:         As detailed in Agency Fee Letter.

II.      LOAN FACILITY; SPECIFIC TERMS.

REVOLVING CREDIT
FACILITY:                           $125,000,000 Secured Revolving Credit Facility.

BORROWER:                           Saturn Electronics & Engineering, Inc. ("Company").

FACILITY DESCRIPTION:               Three Year Secured Revolving Credit Facility, with advances and readvances available from time to time and to allow issuance of up to $5,000,000 in
                                    Letters of Credit with maturities not to exceed the maturity of the Revolving Credit
                                    Facility.

PURPOSE:                            General corporate purposes, including working capital and acquisition of stock of
                                    Smartflex Systems, Inc.

MATURITY DATE:                      Three years from closing of the Facility. Company may request one-year renewals based upon loan documentation requirements at each anniversary of the Facility, subject to approval by Lenders.

LETTERS OF CREDIT:                  Availability under the Revolving Credit to include up to $5,000,000 in the aggregate in Letters of Credit by the Agent, with pro-rata risk participation from the Banks.
                                    Maturity of individual Letters of Credit will not exceed the maturity of the Revolving
                                    Credit Facility.

                                    Nonrefundable letter of credit fee (calculated on a per annum basis) payable annually in advance, in accordance with the Applicable Margin. A Facing Fee on each
                                    Letter of Credit of 12.5 basis points, to be payable annually in advance to the Agent.

SECURITY:                           First perfected security interest in or mortgage on all assets of the Company, tangible and intangible, whether now owned or hereafter acquired.  Pledge of 100% of stock of all domestic subsidiaries.

BORROWING OPTIONS:                  The Company's Borrowing Options for advances under the Revolving Credit shall include a Eurodollar  Rate and a Base Rate plus the Applicable Margin. The Applicable
                                    Margin shall be governed by a pricing grid.

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     COMERICA BANK, AS AGENT                          (I)        [COMERICA LOGO]

CONFIDENTIAL                              SATURN ELECTRONICS & ENGINEERING, INC.

================================================================================

                    Base Rate shall refer to the higher of I) Agent's prime rate, or ii) the federal funds rate plus
                    100 basis points, plus the Applicable Margin.

                    Eurodollar Rate means Comerica Bank's Eurodollar rate which will be adjusted for reserves and other regulatory requirements, plus the Applicable Margin.

  Interest Periods  Eurodollar Rate - Interest periods of 1, 2, 3 and 6 months.

  Interest Payments Interest payable on the first day of each calendar quarter for Base Rate Advances in respect of the prior quarter's advances and on the last day of each interest period for other Advances (and every three months for six month interest periods).

                    Customary provisions protecting Banks in the event of unavailability of funding, illegality, increased costs, breakage and funding losses and indemnification.

DRAWDOWNS:          Base Rate - Minimum draw of $250,000 with same day notice.

                    Eurodollar Rate - Minimum draw of $1,000,000 and additional increments of $500,000 with three
                    (3) business days notice.

SWING LINE:         Comerica will provide from time to time up to $3,000,000 of Facility under a Swing Line available to the Company. The Swing Line is provided as an accommodation to the Company and the additional Banks to handle daily activity with minimum draws and payments of $50,000.
                    Advances under the Swing Line shall be at the Base Rate plus the Applicable Margin, or rate quoted by Bank and accepted by Company and shall reduce availability under the Revolving Credit
                    Facility.

                    The Swing Line lender shall not be obligated to make any advances under the Swing Line after the occurrence and during the continuation of a Default or an Event of Default. All lenders will be required to fund a pro-rata share of any outstandings under the Swing Line at the Agent's option after the occurrence of a Default or an Event of Default or if any Swing Line advance is outstanding for more than 30 days.

PREPAYMENT:         Base Rate loans may be prepaid on same day notice.

                    Eurodollar Rate loans are subject to prepayment penalty if repaid before the end of the respective
                    Interest Period.

FACILITY FEE:       Annual fee payable on the Revolving Credit Commitment Amount, payable quarterly in arrears. The
                    Facility Fee shall be governed by a pricing grid.

TERMINATION OR
 REDUCTION OF
 COMMITMENTS:       The Company may reduce the Revolving Credit Facility commitment in amounts of at least $5,000,000 or terminate it in its entirety at any time on five (5) business days notice, subject to customary yield protection and payment provisions.


III.  OTHER STANDARD PROVISIONS

GUARANTIES:         Facility will be covered by guaranties of all Subsidiaries of the Company (existing and future).  All guaranties to be secured by a first lien and security interest in or mortgage on all assets, tangible and intangible, whether now owned or hereafter acquired.

REPRESENTATIONS     Customary for credit agreements of this nature, with respect to the Company and its
  AND WARRANTIES:   subsidiaries including but not limited to:

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     COMERICA BANK, AS AGENT                          (II)       [COMERICA LOGO]

CONFIDENTIAL                              SATURN ELECTRONICS & ENGINEERING, INC.
================================================================================

                    1.   Corporate existence
                    2. Corporate and governmental authorization; no contravention; binding effect
                    3.   No encumbrances
                    4.   Accuracy of information
                    5. No material adverse change in the financial condition of Company or Smartflex Systems, Inc.
                    6.   Environmental matters
                    7.   Compliance with laws, including ERISA
                    8.   No material litigation
                    9.   Existence, incorporation, etc. of subsidiaries
                    10.  Payment of taxes
                    11.  Full disclosure
                    12.  Satisfactory Y2K assessment.

CONDITIONS TO       Customary in credit agreements of this nature, including but not limited to:
 BORROWING:         1.   Absence of default
                    2.   Accuracy of representations and warranties
                    3.   Negotiation and execution of satisfactory closing
                         documentation
                    4.   Closing of acquisition of Smartflex Systems, Inc. on
                         terms satisfactory to the Agent.
                    5.   No material changes to the financial condition or
                         audited financial statements for fiscal year 1998 for
                         the Company or Smartflex Systems, Inc.

COVENANTS:          Customary in credit agreements of this nature, with respect to the Company and its subsidiaries, including but not limited to:
                    1.   Annual year end audited financial statements and direct Company prepared quarterly and monthly financial statements and financial projections on an annual basis. Company prepared Consolidating financial statements on a quarterly and annual basis, with financial information for each subsidiary. Additional information including but not limited to quarterly compliance certificate and officer's statement as to no event of default.
                    2.   Payment of obligations
                    3.   Maintenance of property; insurance coverage
                    4.   Conduct of business; maintenance of existence
                    5.   Compliance with laws, including ERISA and environmental regulations
                    6.   Inspection of property, books and records
                    7.   Restrictions on liens and other indebtedness
                    8.   Limitations on guaranties
                    9.   Limitations on consolidations, mergers, acquisitions and sales of assets
                    10.  Limitations on Investments, loans and advances
                    11.  Limitations on use of proceeds
                    12.  Limitation on distributions and dividends
                    13.  No negative pledges
                    14.  Immediate notice of material litigation
                    15.  Limitations on transactions with affiliates
                    16.  Limitation on capital expenditures

Major Financial
 Covenants          Consolidated Financial Covenants including Funded Debt to EBITDA, Debt to Capitalization, and
                    Fixed Charge Coverage Ratio to be determined.

                    Financial covenant levels and definitions to be negotiated. Except as otherwise agreed, all financial covenant definitions shall be based on GAAP, and shall be tested on a quarterly basis.


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     COMERICA BANK, AS AGENT                          (III)      [COMERICA LOGO]

CONFIDENTIAL                              SATURN ELECTRONICS & ENGINEERING, INC.
================================================================================

                    All loan documents shall be prepared by and satisfactory in form and substance to Agent and
                    Agent's counsel and subject to consistency with this Term Sheet.

EVENTS OF DEFAULT:  Customary in credit agreements of this nature, including but not limited to the following:

                    1. Failure to pay any interest, principal, or fees payable under the Agreement when due

                    2.   Failure to meet covenants

                    3. Representations or warranties false in any material respect when made

                    4. Cross default to other Indebtedness of the Company or its subsidiaries

                    5.   Change of ownership or control

                    6. Other usual defaults with respect to the Company or its subsidiaries, including but not limited to insolvency, bankruptcy, ERISA and judgment defaults.

ASSIGNMENT AND
 PARTICIPATION      Banks will have the right to sell participations in their loans or commitments with the transferability of voting rights limited (except with respect to affiliates) to changes in principal, rate, fees and term. Assignments, which must be in amounts of at least $5,000,000, will be allowed (subject to administrative fee payable by assigning
                    Bank) with the consent of Company and Agent, such consent not to be unreasonably withheld or delayed. No consent of the Company will be required after an Event of Default.
                    Participations and assignments will also be allowed within the Bank Group and to Banks' affiliates.

INDEMNIFICATION
 AND EXPENSES:      Company will indemnify the Banks, including but not limited to, following any event of default, against all losses, liabilities, claims and damages relating to their loans, the Company's use of loan proceeds or the commitments, including reasonable attorney's fees, except as such result from the indemnitees'
                    gross negligence or willful misconduct.

                    All fees and costs, including reasonable attorney fees, incurred by Agent in connection with negotiation of the credit facilities, preparation of loan documents and closing and funding of the credit facilities, and in connection with any amendments, revisions, consents, waivers or any enforcement, preservation or protection of rights will be paid by the Company subject to the terms outlined in the Agency Fee Letter.

MAJORITY BANKS:     Any amendment, consent or waiver will require approval of 66 2/3% of the Banks'
                    aggregate commitments unless the commitments have been terminated in which case it will be based on the Bank's aggregate loans outstanding, except that approval of all
                    Banks shall be required for changes in the amount of any Bank's commitment, extensions of maturity, reductions of interest, principal, fees or release of guaranties and certain specified matters.

GOVERNING LAW:      State of Michigan


Agent reserves right, together with the Company, to determine final allocations and when to close syndicate offering.

Closing on loan facilities subject to prior receipt by Agent of all necessary legal opinions, and government and third party permits, licenses and approvals.


THE COMPANY SHALL ASSIST THE AGENT IN SYNDICATING THE FACILITY, AND SHALL PROVIDE ALL INFORMATION REASONABLY REQUESTED BY THE BANKS IN MAKING A CREDIT DECISION. THE COMPANY AND THE AGENT SHALL APPROVE ALL BANKS FOR PARTICIPATION IN THE FACILITY, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED.

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     COMERICA BANK, AS AGENT                          (IV)       [COMERICA LOGO]

CONFIDENTIAL                              SATURN ELECTRONICS & ENGINEERING, INC.
================================================================================

                             APPLICABLE MARGIN GRID
                     SATURN ELECTRONICS & ENGINEERING, INC.
                     $125,000,000 REVOLVING CREDIT FACILITY
                            (BASIS POINTS PER ANNUM)


         BASIS FOR PRICING                LEVEL I            LEVEL II             LEVEL III            LEVEL V*
Funded Debt/EBITDA                      <2.00:1.00         >2.00:1.00           >2.50:1.00
                                                           -                    -
                                                               but                 but               >3.00:1.00
                                                                                                     -
                                                            <2.50:1.00           <3.00:1.00
Eurocurrency Margin                        150.00             175.00               200.00               225.00
Facility Fee                               15.00               25.00                37.50                50.00
Base Rate Margin                             0                   0                    0                  25.00
All-in Drawn Spread                        165.00             200.00               237.50               275.00
Letter of Credit Fees                      150.00             175.00               200.00               225.00
==================================================================================================================



*  Anticipated initial level

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     COMERICA BANK, AS AGENT                          (V)        [COMERICA LOGO]